Exhibit 99.1

DUBLIN, Ireland — Jan. 26, 2014— Covidien plc (NYSE: COV) today announced, for purposes of the Irish Takeover Rules, that the scheme of arrangement under which Medtronic acquired Covidien under a new holding company incorporated in Ireland to be named Medtronic plc has become effective.

Covidien shareholders will receive the consideration to which they are entitled under the scheme of arrangement within 14 days.

ABOUT COVIDIEN

Covidien is a global health care leader that understands the challenges faced by providers and their patients and works to address them with innovative medical technology solutions and patient care products. Inspired by patients and caregivers, Covidien’s team of dedicated professionals is privileged to help save and improve lives around the world. With more than 39,000 employees, Covidien operates in 150-plus countries and had 2014 revenue of $10.7 billion. To learn more about our business visit www.covidien.com or follow us on Twitter.

COVIDIEN CONTACTS

Peter Lucht

VP, External Communications

508-452-4168

peter.lucht@covidien.com

Coleman Lannum, CFA

VP, Investor Relations

508-452-4343

cole.lannum@covidien.com

ABOUT COVIDIEN

Covidien is a global health care leader that understands the challenges faced by providers and their patients and works to address them with innovative medical technology solutions and patient care products. Inspired by patients and caregivers, Covidien’s team of dedicated professionals is privileged to help save and improve lives around the world. With more than 39,000 employees, Covidien operates in 150-plus countries and had 2014 revenue of $10.7 billion. To learn more about our business visit www.covidien.com or follow us on Twitter.

Statement Required by the Irish Takeover Rules

The directors of Covidien plc accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Medtronic or Covidien or New Medtronic as appropriate. No statement in this communication constitutes an asset valuation.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS